Exhibit 99.1

ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations […]

Liquidity and Capital Resources […]

Financing. In connection with the Merger, we executed a Joinder to the 2012 Credit Agreement, pursuant to which we joined, in the same capacity as Former SAE, the 2012 Credit Agreement dated as of November 28, 2012, among Former SAE, as parent, its subsidiaries, SAExploration, Inc., SAExploration Seismic Services (US), LLC and NES, LLC, as borrowers, the lenders party thereto, and CP Admin Co LLC, as Administrative Agent, as amended by an Amendment No. 1 to the 2012 Credit Agreement dated as of December 5, 2012, by an Amendment No. 2 and Consent to the 2012 Credit Agreement dated as of June 24, 2013, and by an Amendment No. 3 to the 2012 Credit Agreement dated October 31, 2013.

The 2012 Credit Agreement interest rate is 13.5%, of which 2.5% may be paid-in-kind (“PIK”), at our election, by adding interest back to the principal amount under the 2012 Credit Agreement. Our management has exercised the PIK option in 2013 and currently intends to continue to do so. Repayment of the 2012 Credit Agreement began on December 31, 2012, with a payment of $100,000, and additional principal payments of $200,000 are due at the end of every calendar quarter through September 30, 2016, with the remaining balance due on November 28, 2016. The 2012 Credit Agreement provides for certain prepayment penalties if we prepay any portion of the outstanding principal balance prior to its due date that decline over the term of the agreement.

We may borrow up to an additional $20 million under the 2012 Credit Agreement on the same terms as our current loan amount, including the effective interest rate, provided that, at the time of our request, no default exists and certain conditions are satisfied. Those conditions include the consent of the lenders that agree to provide such additional loan amounts, our compliance on a pro forma basis with certain financial ratio tests and the execution of an amendment to the 2012 Credit Agreement, in a form agreed to by us and the administrative agent under the 2012 Credit Agreement, providing for the increase in the loan amount.

The payment of intercompany notes and stockholder notes is subordinated to the payment of the obligations under the 2012 Credit Agreement.

The 2012 Credit Agreement is secured by security interests in most of our assets, and the lenders may require additional security interests to be granted with respect to assets not initially pledged to them.

The 2012 Credit Agreement contains numerous negative covenants, including covenants restricting liens, consolidations, mergers (except for the Merger), acquisitions, purchases and sales of assets other than in the ordinary course of business, dividends, indebtedness, advances, investments, loans, transactions with affiliates, capital expenditures, modifications or prepayments of existing stockholder notes, amendments of the certificates of incorporation and by-laws of our company and our subsidiaries, changes to our joint venture or any of the stockholder notes, prepayment or amendment of any intercompany secured note, issuances of additional equity interests, changes in the nature of the companies’ existing businesses, the creation of additional subsidiaries and holding amounts in deposit accounts not subject to perfected security interests.

The 2012 Credit Agreement also contains affirmative covenants, including those requiring the furnishing of periodic financial information, compliance with ERISA and environmental laws and other standard covenants. The 2012 Credit Agreement also contains certain financial covenants, including capital expenditure limits, as well as required ratios we must maintain with respect to debt service coverage, net leverage and a total leverage.

The 2012 Credit Agreement contains events of default related to nonpayment of obligations thereunder, representations or warranties being determined to be untrue in any material respect when made, noncompliance with covenants, default under other agreements, the bankruptcy or insolvency of us or any of our subsidiaries, special ERISA defaults related to plan underfunding and other reportable events, any security document ceasing to be in effect or failing to constitute a first priority lien or security interest in favor of the lenders, any guaranty of the obligations ceasing to be in force or being denied or disaffirmed, judgments or decrees being entered against us or any of the borrowers, or the occurrence of a change of control or a material adverse event.

At December 31, 2013, and December 31, 2012, we were in compliance with all covenants and had $81.1 million and $79.9 million, respectively, outstanding under the 2012 Credit Agreement. We note that we have an obligation under our 2012 Credit Agreement to deliver annual consolidated financial statements with 90 days following the end of our fiscal year. We were not able to deliver such financial statements until the completion of our 2013 financial statement audit and the filing of this Form 10-K. The failure to timely deliver such financial statements resulted in a technical event of default under our 2012 Credit Agreement. The remedies provided to the lenders in the 2012 Credit Agreement for an event of default are only available if the event of default is continuing.

At the Closing of the Merger, we issued a promissory note in the principal amount of $17.5 million to CLCH, as a representative of the Former SAE stockholders, as Merger consideration to the Former SAE stockholders. The note is unsecured, is subordinate to the borrowings outstanding under the 2012 Credit Agreement, carries an annual interest rate of 10% and is due and payable in full on June 24, 2023. Interest payments are due semi-annually under the note, subject to certain restrictions under the 2012 Credit Agreement. In connection with the execution of Amendment No. 3 to the 2012 Credit Agreement, CLCH, LLC, Seismic Management Holdings Inc. and Brent Whiteley, agreed to allow us to withhold the interest payments payable to them in respect of their individual interests as stockholders of Former SAE under the note until such payments are permitted to be made under the 2012 Credit Agreement, which is expected to be in the fourth quarter of 2014.

Additional financing is not anticipated, nor is it permitted under the 2012 Credit Agreement other than with respect to our ability to borrow additional amounts under the 2012 Credit Agreement as described above. As a result, financing activities in 2014 are restricted to the planned principal payments of $0.2 million per quarter and the payment of current debt, capital leases, and other items.